                               ASSET PURCHASE AGREEMENT


     This Agreement ("Agreement") is entered into as of March ___, 1998, by and among CUMULUS BROADCASTING, INC., a Nevada corporation ("Broadcasting"), CUMULUS LICENSING CORPORATION, a Nevada corporation ("Licensing), and OCMULGEE BROADCASTING CO., INC., a Georgia corporation (the "Seller"). Broadcasting and
Licensing are referred to collectively herein as the "Buyers."   The Buyers and
the Seller are referred to individually as the "Party" or collectively as the "Parties." Capitalized terms used in this Agreement are defined in Section 8 hereof.

     Subject to the terms and conditions of this Agreement, the Buyers hereby agree to purchase substantially all of the assets (and assume certain of the liabilities) of the Seller that are used or useful in the operation of radio stations WEAS-AM and WEAS-FM, licensed to Savannah, Georgia (the "Stations") in return for cash.

     Now, therefore, in consideration of the above premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

     1.   BASIC TRANSACTION.

          A. PURCHASE AND SALE OF ASSETS. On and subject to the terms and conditions of this Agreement, the Seller agrees to sell, transfer, convey and deliver to (i) Licensing, and Licensing agrees to purchase from the Seller, all of the FCC Licenses listed in Section 2(1) of the disclosure schedule ("Disclosure Schedule"); and (ii) Broadcasting, and Broadcasting agrees to purchase from the Seller, all of the Acquired Assets other than the FCC Licenses. Both such sales shall take place at the Closing for the consideration specified below in this Section 1.

          B. ASSUMPTION OF LIABILITIES. On and subject to the terms and conditions of this Agreement, Broadcasting agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyers will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Seller not included within the definition of Assumed Liabilities and assumed by Broadcasting, and the Seller agrees to pay and discharge all Liabilities and obligations of the Seller other than the Assumed Liabilities.

          C. PURCHASE PRICE. The Buyers agree to pay to the Seller, as consideration for the Acquired Assets, the purchase price (the "Purchase Price") described in Schedule A to this Agreement, and agrees to make the escrow deposit (the "Escrow Deposit") in the form and manner described in Schedule A and more particularly in the earnest money escrow agreement ("Earnest Money Escrow Agreement") attached hereto as Exhibit A.

          D. CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at a mutually agreed location, commencing at 9:00 a.m. local time, on a mutually agreed date which shall be no later than ten (10) business days after the FCC approval of the Assignment Application becomes a Final Order, by which date all other conditions to the obligations of the Parties to consummate the transactions contemplated hereby will have been satisfied, or such other date as the Parties may mutually determine (the "Closing Date").

          E. DELIVERIES AT THE CLOSING. At the Closing, (i) the Seller will deliver to the Buyers the various certificates, instruments, and documents referred to in Section 5(a) below; (ii) the Buyers will deliver to the Seller the various certificates, instruments, and documents referred to in Section 5(b) below; (iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyers (A) assignments (including Lease and other Assumed Contract assignments and Intellectual Property transfer documents), bills of sale in form reasonably acceptable to the Buyers, (B) such affidavits, transfer tax returns, memorandums of lease, and other additional documents as may be required by the terms of the title insurance commitments described in Section 4(o) hereof, as necessary to furnish title insurance as required by such section or as may be necessary to convey title to the Real Estate to the Buyers in the condition required herein or provide public notice of existence of the Leases, and (C) such other instruments of sale, transfer, conveyance, and assignment as the Buyers and their counsel reasonably may request; (iv) the Buyers will execute, acknowledge (if appropriate), and deliver to the Seller (A) an assumption in the form attached hereto as Exhibit B and (B) such other instruments of assumption as the Seller and its counsel reasonably may request; and (v) the Buyers will deliver to the Seller the consideration specified in Section 1(c) above.

          F. INDEMNIFICATION ESCROW AGREEMENT. On the Closing Date, the Parties shall execute, and shall cause the Escrow Agent to execute, the Indemnification Escrow Agreement substantially in the form of Exhibit C attached hereto.

     2.   REPRESENTATIONS AND WARRANTIES OF THE SELLER.

          The Seller represents and warrants to the Buyers that the statements contained in this SECTION 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, except as set forth in the Disclosure Schedule.

          A. ORGANIZATION OF THE SELLER. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Seller does not have any Subsidiaries. The Seller has the power and authority to own or lease its properties and to carry on all business activities now conducted by it. The shareholders of the Seller are Edward Esserman and Leon Perlis.

          B. AUTHORIZATION OF TRANSACTION. The Seller has full power and authority to execute and deliver this Agreement and all agreements and instruments to be executed and delivered by Seller pursuant to this Agreement (collectively, the "Ancillary Agreements") and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, the Board of Directors of the Seller has duly authorized the execution, delivery, and performance of this Agreement and the Ancillary Agreements by the Seller. This Agreement and the Ancillary Agreements constitute the valid and legally binding obligation of the Seller, enforceable in accordance with their respective terms and conditions, except as limited by creditors' rights or equitable principles generally.

          C. NONCONTRAVENTION. Neither the execution and the delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Section 1(e) above), will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the charter or bylaws of the Seller; or (ii) (except for the need to obtain the consents specified in Section 2(j) of the Disclosure Schedule) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or third party consent under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other agreement, arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Other than with respect to the Assignment Application described in
Section 4(b) the Seller does not need to give any notice to, make any filing with, or obtain any Licenses, consent, or approval of any court or government or governmental agency in order for the Parties to enter into this agreement or the Ancillary Agreements or to consummate the transactions contemplated by this Agreement or the Ancillary Agreements (including the assignments and assumptions referred to in Section 1(e) above).

          D. TITLE TO ACQUIRED ASSETS. Other than the Security Interests set forth on Section 2(d) of the Disclosure Schedule (which shall be released at or before the Closing) and the Permitted Encumbrances, the Seller has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer, other than Permitted Encumbrances.

          E. FINANCIAL STATEMENTS. Included in Section 2(e) of the Disclosure Schedule are the following financial statements (collectively the "Financial Statements"): (i) unaudited balance sheets and statements of income, and cash flow as of and for the fiscal years ended December 31, 1995, and December 31, 1996, for the Seller; and (ii) unaudited balance sheets and statements of income, as of and for each month during 1996 and 1997 for the Stations. The Financial Statements prepared since August 1, 1997 have been prepared in conformity with the Seller's normal accounting policies, practices and procedures applied on a consistent basis, throughout the periods covered thereby, are correct and complete, fairly present the financial condition of the Seller and the results of operation of the Stations at the dates and for the periods indicated, and are consistent with the books and records of the Seller (which books and records are correct and complete). The Financial Statements accurately state the revenues of the Stations for the period indicated therein and include an accurate breakout of cash and trade revenues.

          F. EVENTS SUBSEQUENT TO JANUARY 1, 1998. Between January 1, 1998, and the date of this Agreement, except as set forth in Section 2(f) of the Disclosure Schedule, there has not been any material adverse change in the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Seller with respect to the operation of the Stations. Without limiting the generality of the foregoing and with respect to the operation of the Stations since January 1, 1998, except as set forth in
Section 2(f) of the Disclosure Statement:

               i. other than this Agreement, the Seller has not entered into any agreement, contract, lease, sublease, license, or sublicense (or series of related agreements, contracts, leases, subleases, licenses, and sublicenses) outside the Ordinary Course of Business;

               ii. the Seller has not delayed or postponed (beyond its normal practice in the Ordinary Course of Business) the payment of accounts payable and other Liabilities;

               iii. the Seller has not altered its credit and collection policies or its accounting policies;

               iv. the Seller has not entered into or terminated any employment arrangement, employment contract, consulting contract or severance agreement or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, other than in the Ordinary Course of Business;

               v. there have been no changes and, to Seller's Knowledge, any threatened changes in employment terms for any of its directors, officers, and employees, other than in the Ordinary Course of Business;

               vi. there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Seller;

               vii. the Seller has not materially altered the programming, format or call letters of the Stations, or its promotional and marketing activities;

               viii. the Seller has not applied to the FCC for any adverse modification of the FCC Licenses or failed to take any action necessary to preserve the FCC Licenses and has operated the Stations in compliance in all material respects therewith and with all FCC rules and regulations;

               ix. the Seller has not terminated or received notice of termination for any syndicated programming; and

               x.   the Seller has not committed to any of the foregoing.

          G. TAX MATTERS. The Seller has timely and properly filed all Tax Returns that it was required to file with respect to the Seller's operations. All such Tax Returns were correct and complete and properly reflect the tax liability of the Seller. No Tax deficiencies have been proposed or assessed against the Seller. All Taxes owed by the Seller with respect to its operations (whether or not shown on any Tax Return) have been paid. The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. No claim has ever been made by any authority in any jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

          H. TANGIBLE ASSETS. Section 2(h) of the Disclosure Schedule sets forth a listing of all transmitter and station equipment, vehicles and other tangible personal property used in conducting the operation and business of the Stations. The Seller owns or leases all tangible assets necessary for the conduct of the operation and business of the Stations as presently conducted and as presently proposed to be conducted and all leased assets are specifically identified as such in Section 2(h) of the Disclosure Schedule.

          I. REAL PROPERTY. Section 2(i) of the Disclosure Schedule lists and describes briefly all real property leased to the Seller (including, without limitation, complete legal descriptions for all of the Real Estate). The Seller has delivered to the Buyers correct and complete copies of the Leases. With respect to the Real Estate:

               i.   the Leases are in full force and effect;

               ii. to Seller's Knowledge, no party to any Lease is in breach or default (or has repudiated any provision thereof), and no event has occurred which, with notice or lapse of time, would constitute a breach or default thereunder or permit termination, modification, or acceleration thereunder;

               iv. to Seller's Knowledge, there are no disputes, oral agreements, or forbearance programs in effect as to any Lease;

               v. to Seller's Knowledge, except as set forth in the Leases, none of the properties subject to the Leases is subject to any lease (other than Leases), option to purchase or rights of first refusal;

               vi. to Seller's Knowledge, except for Permitted Encumbrances and as set forth in Section 2(i) of the Disclosure Schedule, there are no (i) structural or mechanical defects in any of the buildings or improvements located on the Real Estate; (ii) any pending or threatened changes in any zoning laws or ordinances which may materially adversely affect any of the Real Estate or Seller's use thereof;

               vii. Except as set forth in Section 2(i) of the Disclosure Schedule, the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Leases or its rights thereunder;

               viii. to the Seller's Knowledge, all facilities on the Real Estate have received all approvals of governmental authorities (including licenses, permits and zoning approvals) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations.

          J. CONTRACTS. Section 2(j) of the Disclosure Schedule lists any written arrangement (or group of related written arrangements) either involving more than $5,000 or not entered into in the Ordinary Course of Business except for Advertising Agreements (Section 2(j) of the Disclosure Schedule includes a summary of the Barter Agreements). The Seller has delivered to the Buyers a correct and complete copy of each written arrangement listed in
Section 2(j) of the Disclosure Schedule (as amended to date) (other than the Barter Agreements). With respect to each written arrangement so listed which constitutes an Assumed Contract: (A) the written arrangement is legal, valid, binding, enforceable, (except as limited by laws affecting creditors' rights or equitable principles generally) and in full force and effect; (B) to Seller's Knowledge, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement; and
(C) to Seller's Knowledge, no party has repudiated any provision of the written arrangement. The Seller is not a party to any verbal contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in Section 2(j) of the Disclosure Schedule under the terms of this
Section 2(j). Except for the Assumed Contracts, the Buyers shall not have any Liability or obligations for or in respect of any of the contracts set forth in
Section 2(j) of the Disclosure Schedule or any other contracts or agreements of the Seller.

          K.   COMMISSION LICENSES AND COMPLIANCE WITH COMMISSION REQUIREMENTS.

               i. All licenses, permits, authorizations, franchises, certificates of compliance, and consents of governmental bodies, including, without limitation, the FCC Licenses, used or useful in the operation of the Stations as they are now being operated are (A) in full force and effect, (B) unimpaired by any acts or omissions of the Seller or the Seller's employees or agents, (C) free and clear of any restrictions which might limit the operation of the Stations as they are currently operated, and (D) detailed in Section 2(k) of the Disclosure Schedule. With respect to the licenses, permits, authorizations, franchises, certificates of compliance and consents referenced in the preceding sentence, Section 2(k) of the Disclosure Schedule also sets forth, without limitation, the date of the last renewal, the expiration date thereof, and any conditions or contingencies related thereto. Except as disclosed in Section 2(k) of the Disclosure Schedule, there are no applications, complaints or proceedings pending or, to Seller's Knowledge, threatened before the FCC relating to the operation of the Stations or that may result in the revocation, materially adverse modification, non-renewal or suspension of any of the FCC Licenses, or the imposition of any fines, forfeitures or other administrative actions by the FCC with respect to the Stations or their operation other than proceedings affecting the broadcasting industry generally.

               ii. The Stations are in compliance in all material respects with the FCC's policy on exposure to radio frequency radiation. No renewal of any FCC License would constitute a major environmental action under the FCC's rules or policies.

               iii. The Seller has filed with the FCC and all other governmental authorities having jurisdiction over the Stations all material reports, applications, documents, instruments, and other information required to be filed, and will continue to make such filings through the Closing Date.

               iv. The Seller is not aware of any information concerning the Stations that could cause the FCC or any other regulatory authority not to issue to the Buyers all regulatory certificates and approvals necessary for the consummation of the transactions contemplated hereunder.

          L. INTELLECTUAL PROPERTY. The Seller owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the businesses of the Seller as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Seller immediately prior to the Closing hereunder is set forth on Section 2(l) of the Disclosure Schedule and each item listed will be owned or available for use the by the Buyers on identical terms and conditions immediately subsequent to the Closing hereunder. The Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Seller has never received any charge, complaint, or notice alleging any such interference, infringement, misappropriation, or violation. To the Knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Seller.

          M. INSURANCE. Section 2(m) of the Disclosure Schedule sets forth a complete and accurate description of all Seller's insurance coverage. With respect to each such insurance policy: (A) the policy is legal, valid, binding, and enforceable and in full force and effect; (B) the policy (or substantially similar policy) will be maintained by Seller through the Closing Date.

          N. LITIGATION. Section 2(n) of the Disclosure Schedule sets forth each instance in which the Seller: (i) is subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge; or (ii) is a party or, to the Knowledge of the Seller, is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. The Seller has no Knowledge of any Basis for any such charge, complaint, action, suit, proceeding, hearing, or investigation against the Seller.

          O.   EMPLOYEES.   Section 2(o) of the Disclosure Schedule sets forth a
listing of the names, positions, job descriptions, salary or wage rates and all other forms of compensation paid for work at the Stations of each employee. To the Knowledge of the Seller, no key employee or group of employees has any plans to terminate employment with the Seller. The Seller is not a party to or bound by any collective bargaining or similar agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to the employees of the Seller. The Seller has no Knowledge of any Basis for any claim by past or current employees of the Seller or applicants for employment that the Seller or its management has discriminated based on each individuals race, sex, national origin, religion, ethnicity, handicap or any other protected characteristic under applicable law.

          P. EMPLOYEE BENEFITS. Section 2(p) of the Disclosure Schedule lists all Employee Benefit Plans that the Seller maintains or to which the Seller contributes or is required to contribute for the benefit of any current or former employee of the Seller and true and correct copies of each such Employee Benefit Plan have been delivered to the Buyers. Each Employee Benefit Plan (and each related trust or insurance contract) complies and at all times has complied in form and in operation in all respects with the applicable requirements of ERISA and the Code. The Seller does not have any commitment to create any additional Employee Benefit Plan or modify or change any existing Employee Benefit Plan that would affect any employee or terminated employee of the Seller. There are no pending or, to the Knowledge of the Seller, threatened claims under, by or on behalf of any of the Employee Benefit Plans, by any employee or beneficiary covered by any such Employee Benefit Plan, or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits), nor to Seller's Knowledge have there been any Reportable Events or Prohibited Transactions with respect to any Employee Benefit Plan.

          Q. ENVIRONMENT, HEALTH, AND SAFETY. To Seller's Knowledge (except as set forth in Section 2(q) of the Disclosure Schedule, which disclosure shall not affect the right of Buyer to inspect the environmental conditions described therein to its satisfaction):

               i. The Real Estate and all operations on the Real Estate are in compliance in all material respects with all Environmental Laws and all laws (including rules and regulations thereunder) of federal, state, and local governments (and all agencies thereof) concerning employee health and safety, and the Seller has no Liability (and there is no Basis related to the past or present operations of the Seller or its predecessors for any present or future Liability) under any Environmental Law. The Seller has no Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Seller giving rise to any Liability) under the Occupational Safety and Health Act, as amended, or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof) concerning employee health and safety, or for any illness of or personal injury to any employee.

               ii. The Seller has obtained and at all times has been in compliance in all material respects, to its Knowledge, with all of the terms and conditions of all permits, licenses, and other authorizations which are required for its operation of the Stations under, and has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental Laws or law of any federal, state, or local or foreign government relating to worker health and safety.

               iii. All properties and equipment used in the Stations and the Acquired Assets have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1, 2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances. No pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste ever has been buried, stored, spilled, leaked, discharged, emitted, or released on any of the Real Estate. No above ground or underground storage tanks have ever been located at, on or under the Real Estate.

          R. LEGAL COMPLIANCE. The Seller has operated the Stations in compliance in all material respects with all laws (including rules and regulations thereunder) of federal, state, local and foreign governments (and all agencies thereof. The Seller has filed in a timely manner all reports, documents, and other materials it was required to file (and the information contained therein was correct and complete in all material respects) under all applicable laws.

          S. ADVERTISING CONTRACTS. Section 2(s) of the Disclosure Schedule is a summary of all arrangements for the sale of air time or advertising on the Stations. The Seller has no reason to believe and has not received a notice or indication of the intention of any of the advertisers or third parties to material contracts of the Seller to cease doing business or to reduce in any material respect the business transacted with the Seller or to terminate or modify any agreements with the Seller (whether as a result of consummation of the transactions contemplated hereby or otherwise).

          T. BROKERS' FEES. Other than the fee payable to Media Services Group and Media Venture Partners, which shall be the exclusive responsibility of Seller, the Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

          U. UNDISCLOSED COMMITMENTS OR LIABILITIES. There are no material commitments, liabilities or obligations relating to the Stations, whether accrued, absolute, contingent or otherwise including, without limitation, guaranties by the Seller of the liabilities of third parties, for which specific and adequate provisions have not been made on the Financial Statements except those incurred in or as a result of the Ordinary Course of Business since August 1, 1997.

          V.   DISCLOSURE.  The representations and warranties contained in this
Section 2 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this
Section 2 not misleading.

     3.   REPRESENTATIONS AND WARRANTIES OF THE BUYER.

          Buyers represent and warrant to the Seller that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date except as set forth in the Disclosure Schedule.

          A. ORGANIZATION OF THE BUYERS. Broadcasting and Licensing are corporations duly organized, validly existing, and in good standing under the laws of Nevada. The Buyers have the power and authority to own or lease their properties and to carry on all business activities now conducted by them.

          B. AUTHORIZATION OF TRANSACTION. Buyers have full power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform their obligations hereunder and thereunder. Without limiting the generality of the foregoing, the respective Board of Directors of each of the Buyers has duly authorized the exectuion, delivery and performance of this Agreement and Ancillary Agreements by the Buyers. This Agreement and the Ancillary Agreements constitute legally binding obligations of the Buyers, enforceable against the Buyers in accordance with their respective terms and conditions, except as limited by creditors' rights and equitable principles generally.

          C.   NONCONTRAVENTION.   Neither the execution and the delivery of
this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Section 1(e) above), will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Buyers are subject or any provision of their articles of organization or other charter documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or third party consent under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Buyers are a party or by which they are bound or to which any of their assets is subject. Other than the Assignment Application described in Section 4(b), the Buyers do not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any court or government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement or the Ancillary Agreements (including the assignments and assumptions referred to in Section 1 (e) above).

          D. BROKERS' FEES. The Buyers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

          E. FCC QUALIFICATIONS. There are no facts which, under the Communications Act of 1934, as amended, or the existing rules and regulations of the FCC, would disqualify Licensing as Assignee of the Station Licenses or delay athe consummation of the transactions contemplated by this Agreement. The Buyers are financially qualified to consummate the transactions contemplated by this Agreement and to certify to their financial qualifications on FCC Form 314, and Buyers shall so certify. Neither Buyer has any knowledge of any fact or circumstances relating to it or any of its affiliates that would reasonably be expected to (a) cause the filing of any objection to the Assignment Application, or (b) lead to a delay in the processing by the FCC of the Assignment Application.

          F. ABSENCE OF LITIGATION. Except as set forth in Section 3(f) of the Disclosure Schedule, there is no claim, litigation, proceeding or investigation pending or, to the knowledge of Buyers, threatened against either Buyer which seeks to enjoin or prohibit, or which otherwise questions the validity of, any action taken or to be taken in connection with this Agreement.

     4.   PRE-CLOSING COVENANTS.

          The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

          A. GENERAL. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 5 below).

          B. ASSIGNMENT APPLICATIONS. Within ten (10) business days after the execution of this Agreement, the Seller and the Buyers shall jointly file with the FCC an application for assignment of the FCC Licenses from the Seller to Licensing (the "Assignment Application"). The costs of the FCC filing fees in connection with the Assignment Application shall be divided equally between the Parties. Each party shall pay its own attorneys' fees. The Seller and the Buyers shall thereafter prosecute the Assignment Application with all reasonable diligence and otherwise use commercially reasonable efforts to obtain the grant of the Assignment Application as expeditiously as practicable (but neither the Seller nor the Buyers shall have any obligation to satisfy complainants or the FCC by taking any steps which would have a material adverse effect upon the Stations or impose significant costs on such party). If the FCC imposes any condition on either party to the Assignment Application, such party shall use commercially reasonable efforts to comply with such condition, provided, that neither party shall be required hereunder to comply with any condition that would have a material adverse effect upon the Stations or any Affiliate. The Seller and the Buyers shall jointly oppose any requests for reconsideration or judicial review of FCC approval of the Assignment Application and shall jointly request from the FCC extension of the effective period of FCC approval of the Assignment Application if the Closing shall not have occurred prior to the expiration of the original effective period of the FCC Consent. Nothing in this
Section 4(b) shall be construed to limit either party's right to terminate this Agreement pursuant to Section 9 of this Agreement.

          C.   CONTINUED EMPLOYMENT OF STATION EMPLOYEES.   (i)  On or prior to
the Closing Date, Buyers shall offer employment to all employees of the Stations employed by Seller immediately prior to the Closing Date (employees accepting such employment on or after theClosing Date being herein referred to as the "Transferred Employees"). The terms and conditions of the Buyers' employement of the Transferred Employees shall be at will employment in at least the same positions, for at least the same direct cash compensation, with medical insurance effective as of the Closing date and including coverage for any pre-existing health conditions that would have been covered under Seller's health plan in which the employee was a participant immediately prior to their Closing Date and such other benefits as Buyers provide generally for their other employees; provided, however, that Buyers shall comply with the terms of any Assumed Contract relating to any Transferred Employee that is listed in Section 2(j) of the Disclosure Schedule.

     (ii) Except as otherwise expressly set forth herein, Seller shall be solely responsible for all salaries and other compensation which will or may become payable to any Transferred Employee in respect of any period of employment by Seller prior to the Closing Date, and Buyers shall be solely responsible for any salaries and other compensation which will or may become payable to any Transferred Employee in respect of any period on and after the Closing Date.

          D. NOTICES AND CONSENTS. The Seller will give all notices to third parties and shall obtain all third party consents for any Assumed Contract that requires consent to assign and is marked with an asterisk on Section 2(j) of the Disclosure Schedule. Each of the Parties will file any notification and report forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper or advisable. Each of the Parties will take any additional action that may be necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of governments, governmental agencies, and third parties that it may be required to give, make, or obtain.
In the event that the United States Department of Justice or the Federal Trade Commission initiates an investigation of the transaction under the Hart-Scott-Rodino Act, (i) Seller shall bear its out-of-pocket expenses in connection with such investigation in an amount up to Five Thousand Dollars ($5,000); (ii) Buyer shall reimburse Seller for additional out-of-pocket expenses in connection with such investigation in excess of Five Thousand Dollars ($5000), but not to exceed Fifty Thousand Dollars ($50,000); and (iii) if Buyers' or Seller's actual or estimated expenses exceed Fifty Thousand Dollars ($50,000), Buyers or Seller may terminate this Agreement under Section 9 below.

          E. ADVERTISING OBLIGATIONS. the Closing Date, the Seller shall deliver to the Buyers a schedule, certified by an officer of the Seller, reflecting the aggregate outstanding balances under all of its agreements for the sale of advertising on the Stations for goods and services ("Barter Agreements") in existence as of the Closing Date. Seller's obligations under the Barter Agreements shall be prorated as set forth in Section 6(c).

          F. OPERATING STATEMENTS. The Seller shall deliver to the Buyers, for the Buyers' informational purposes only, monthly unaudited statements of operating revenues and operating expenses of the Stations within twenty (20) days after each such statement is prepared by or for the Seller.

          G. CONTRACTS. The Seller will not without the prior written consent of the Buyers amend, change, or modify any of the contracts listed on Section 2(k) of the Disclosure Schedule in any material respect. The Seller will not without prior written consent of the Buyers enter into any contract outside the Ordinary Course of Business which involves more than Ten Thousand Dollars ($10,000).

          H. OPERATION OF STATIONS. The Seller will not, without the prior written consent of the Buyers, engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. The Seller shall operate the Stations in compliance in all material respects with the FCC Licenses and the rules and regulations of the FCC, and shall use its best efforts to ensure that the FCC Licenses at all times remain in full force and effect. The Seller shall file with the FCC all material reports, applications, documents, instruments and other information required to be filed in connection with the operation of the Stations.

          I. CREDIT AND RECEIVABLES. The Seller will follow its usual and customary policies with respect to extending credit for sales of air time and advertising on the Stations and with respect to collecting accounts receivable arising from such extension of credit.

          J. PRESERVATION OF STATIONS AND THE ACQUIRED ASSETS. The Seller will use commercially reasonable efforts to keep its Stations and the Acquired Assets and properties substantially intact, except for ordinary wear and tear, including its present operations, physical facilities, working conditions, relationships with lessors, licensors, advertisers, suppliers, customers, and employees, all of the Confidential Information, call letters and trade secrets of the Stations, and the FCC Licenses.

          K. ACCESS AND CONSULTATION. The Seller will permit representatives of the Buyers to have access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Stations, to all premises, properties, books, records, contracts, Tax records, and documents of or pertaining to the Stations. The Seller will consult with the Buyers' management with a view to informing Buyers' management as to the operations, management and business of the Stations.

          L. NOTICE OF DEVELOPMENTS. The Seller will give prompt written notice to the Buyers of any material development affecting business, operations or prospects of the Stations or the Acquired Assets or the ability of the Seller to perform hereunder.

          M. EXCLUSIVITY. The Seller will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of the Acquired Assets or of all of the outstanding stock of the Seller, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. The Seller will notify the Buyers immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

          N. TITLE INSURANCE, SURVEYS AND ENVIRONMENTAL ASSESSMENTS. The Buyers will obtain with respect to each parcel of Real Estate subject to the Leases, a leasehold owner's policy issued by a title insurer reasonably satisfactory to the Sellers, in an amount equal to the fair market value of such Real Estate (including all improvements located thereon), insuring over the standard pre-printed exceptions and insuring leasehold title to such Real Estate in the Buyers as of the Closing subject only to the Permitted Real Estate Encumbrances, together with such endorsements for zoning, contiguity, public access and extended coverage as the Buyers or their lender reasonably request.

          O. CONTROL OF STATIONS. The transactions contemplated by this Agreement shall not be consummated until after the FCC has given its consent and approval to the Assignment Application. Between the date of this Agreement and the Closing Date, the Buyers and their employees or agents shall not directly or indirectly control, supervise, or direct, or attempt to control, supervise, or direct, the operation of the Stations, and such operation shall be the sole responsibility of and in the control of the Seller.

          P. RISK OF LOSS. The risk of loss, damage, or destruction to any of the Acquired Assets shall remain with the Seller until the Closing. In the event of any such loss, damage, or destruction the Seller will promptly notify the Buyers of all particulars thereof, stating the cause thereof (if known) and the extent to which the cost of restoration, replacement and repair of the Acquired Assets lost, damaged or destroyed will be reimbursed under any insurance policy with respect thereto. The Seller will, at Seller's expense, repair or replace such Acquired Assets to their former condition as soon as possible after loss, damage or destruction thereof and shall use its best efforts to restore as promptly as possible transmissions as authorized in the FCC Licenses. If Seller is unable or fails to restore or replace a lost or damaged Acquired Asset prior to the Closing, Buyers may elect (a) to consummate the transactions csontemplated by this Agreement on the Closing Date, in which event Seller shall assign to Buyers at Closing the Seller's rights under any insurance policy or pay over to Buyers all proceeds of insurance covering such aCquired Asset's damage, destruction or loss plus an amount equal ot the amount of any deductible or self-insurance maintained by Seller on such Required Asset, or (b) delay the Closing Date until a date within 15 days after Seller gives written notice to Buyers of completion of the restoration or replacement of such Acquired Asset, provided, however, that if the cost of any repair, restoration or replacement that Seller fails to make prior to the Closing Date exceeds Four Hundred Thousand Dollars ($400,000), or if the date of Seller's written notice to Buyers does not occur within one (1) year of the date of this Agreement, Buyers shall also have the option to terminate this Agreement. In the event the Closing Date is postponed pursuant to this Section 4(p), the parties will cooperate to extend the time during which this Agreement must be closed as specified in the Consent of the FCC.

     Q. CONFIDENTIALITY. Buyers and Seller shall each keep confidential all information obtained by it with respect to the other in connection with this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to the other, without retaining a copy thereof, any schedules, documents or other written information, including all financial information, obtained from the other in connection with this Agreement and the transactions contemplated hereby, except where such information is known or available through other lawful sources or where such party is advised by counsel that its disclosure is required in accordance with applicable law.

     5.   CONDITIONS TO OBLIGATION TO CLOSE.

          A. CONDITIONS TO OBLIGATION OF THE BUYERS. The obligation of Buyers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

               i. the representations and warranties set forth in Section 2 above shall be true and correct in all material respects at and as of the Closing Date as though made on and as of the Closing Date;

               ii. the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

               iii. the Seller shall have procured all of the third party consents specified in Section 4(d) above and all of the title insurance commitments (and endorsements), Surveys and environmental site assessments described in Section 4(o) above;

               iv. No suit, action, claim or governmental proceeding shall be pending or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, any party hereto that Buyers in good faith believe would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

               v. the Seller shall have delivered to the Buyers a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Sections 5(a)(i) through (iv) is satisfied in all respects;

               vi. each of the Assignment Applications shall have been approved by a Final Order of the FCC and all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or been terminated;

               vii. the relevant parties shall have entered into the Indemnification Escrow Agreement;

               viii. the Buyers shall have received from counsel to the Seller an opinion with respect to certain matters to be agreed between Buyers and Seller, addressed to the Buyers and its lender and dated as of the Closing Date;

               ix. the Parties shall have agreed to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with an allocation schedule to be delivered at closing; and

               x. all actions to be taken by the Seller in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyers.

          B. CONDITIONS TO OBLIGATION OF THE SELLER. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               i. the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date as though made on and as of the Closing Date;

               ii. the Buyers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

               iii. No suit, action, claim or governmental proceeding shall be pending or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, any party hereto that Seller in good faith believes would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

               iv. the Buyers shall have delivered to the Seller a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Section 5(b)(i)-(iii) is satisfied in all respects and the statements contained in such certificate shall be deemed a warranty of the Buyers which shall survive the Closing;

               v. each of the Assignment Applications shall have been approved by a Final Order of the FCC and the Buyers shall have received all governmental approvals required to transfer all other authorizations, consents, and approvals of governments and governmental agencies set forth in the Disclosure Schedule;

               vi. the relevant parties shall have entered into the Indemnification Escrow Agreement; and

               vii. the Seller shall have received from counsel to the Buyers an opinion with respect to matters to be mutually agreed between Seller and Buyers, addressed to the Seller and dated as of the Closing Date;

               viii. all actions to be taken by the Buyers in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

     6.   POST-CLOSING COVENANTS.

          The Parties agree as follows with respect to the period following the
Closing:

          A. GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 below).

          B. LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Stations, each of the other Parties will reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 7 below); provided, however, that such access and cooperation does not unreasonably disrupt the normal operations of the cooperating party.

          C. ADJUSTMENTS. (i) The income and expenses attributable to the operations of the Stations through the close of business on the day before the Closing Date (the "Effective Time") shall be for the account of the Seller and thereafter for the account of the Buyers. Such items as employee salaries, vacation, sick day and personal time accruals, and fringe benefits, power and utilities charges, insurance, real and personal property taxes, prepaid expenses, deposits, music license fees, and rents and payments pertaining to the Assumed Contracts (excluding Barter Agreement which shall be prorated as set forth below) shall be prorated between the Seller and the Buyers as of the Closing Date in accordance with GAAP. In addition, all commissions payable with respect to the accounts receivable of the Seller (whether due before or after Closing) shall be solely for the account and responsibility of the Seller. Contractual arrangements that do not reflect an equal rate of compensation to a Stations over the term of the agreement shall be equitably adjusted as of the Closing Date. Liabilities and obligations under Barter Agreements shall be prorated in favor of Buyers to the extent that the Liability (determined in accordance with GAAP) of the Stations as of the Effective Time exceeds by Fifteen Thousand Dollars ($15,000) the fair market value of the property and services to be received by Buyers under such agreements and shall be prorated in favor of Seller to the extent that the fair market value of the property to be received by Buyers under such agreements exceeds by Fifteen Thousand Dollars ($15,000) the Liability (determined in accordance with GAAP) of the Stations for air time under such agreements.

     (ii) Three (3) business days prior to Closing, Seller shall deliver to Buyers a preliminary list of all items to be prorated pursuant to Section 6(c) (the "Preliminary Proration Schedule") and, to the extent feasible, such prorations shall be credited against or added to the Purchase Price at Closing. In the event Buyers and Seller do not reach a final agreement on such prorations and adjustments at Closing, Seller shall deliver to Buyers a schedule of its proposed prorations and adjustments (the "Proration Schedule") no later than sixty (60) days after the Closing Date. The Proration Schedule shall be conclusive and binding upon Buyers unless Buyers provide Seller with written notice of objection (the "Notice of Disagreement") within ten (10) days after Buyers' receipt of the Proration Schedule, which notice shall state the prorations of expenses proposed by Buyers (the "Buyers' Proration Amount"). Seller shall have ten (10) days from receipt of a Notice of Disagreement to accept or reject Buyers' Proration Amount. If Seller rejects Buyers' Proration Amount, and the amount in dispute exceeds five thousand dollars ($5,000), the dispute shall be submitted within ten (10) days to the Washington, D.C. office of Ernst & Young (the "Referee") for resolution, such resolution to be final, conclusive, and binding on Seller and Buyers. Buyers and Seller agree to share equally the cost and expenses of the Referee, but each party shall bear its own legal and other expenses, if any. If the amount in dispute is equal to or less than five thousand dollars ($5,000), such amount shall be divided equally between Buyers and Seller. Payment by Buyers or Seller, as the case may be, of the proration amounts determined pursuant to this Section 6(c) shall be due within five (5) days of the last to occur (I) Buyers' acceptance of the Proration Schedule or failure to give Seller a timely Notice of Disagreement;
(ii) Seller's acceptance of Buyers' Proration Amount or failure to reject Buyers's Proration Amount within ten (10) days of receipt of a Notice of Disagreement; (iii) Seller's rejection of Buyers' Proration Amount in the event the amount in dispute equals or is less than five thousand dollars ($5,000); and
(iv) notice to Seller and Buyers of the resolution of the disputed amount by the Referee in the event that the amount in dispute exceeds five thousand dollars ($5,000). Any payment required by Seller to Buyers or by Buyers to Seller, as the case may be, under this Section 6(c) shall be paid by wire transfer of immediatley available federal funds to the account of the payee with a financial institution in the United States as designated by Seller in the Proration Schedule or by Buyers in the Notice of Disagreement (or by separate notice in the event that Buyers do not send a Notice of Disagreement). If either Buyers or Seller fails to pay when due any amount udner this Section 6(c), interest on such amount will accrue from the date payment was due to the date such payment is made at a per annum rate equal to the Prime Rate plus two percent (2%), and such interest shall be payable upon demand.

          D. COLLECTION OF ACCOUNTS RECEIVABLE. At the Closing, the Seller will turn over to the Buyers, for collection only, the accounts receivable of the Stations owing to the Seller as of the close of business on the day before the Closing Date. A schedule of such accounts receivable will be delivered by the Seller to the Buyers on the Closing Date or as soon thereafter as possible. The Buyers agree to use commercially reasonable efforts in the ordinary course of business (but without responsibility to institute legal or collection proceedings) to collect such accounts receivable during the 120-day period following the Closing Date (the "Collection Period"), and will remit all payments received on such accounts within ten days of the end of each month during the Collection Period together with an accounting of all payments received during such month. The Buyers shall have the sole right to collect such accounts receivable during the Collection Period. In the event the Buyers receive monies during the Collection Period from an advertiser who, after the Closing Date, is advertising on the Stations, and that advertiser was included among the accounts receivable as of the Closing Date, the Buyers shall apply said monies to the oldest outstanding balance due on the particular account, except in the case of a "disputed" account receivable of which Buyers have received notice. For purposes of this Section 6(d), a "disputed" account receivable means one which the account debtor refuses to pay because he asserts that the money is not owed or the amount is incorrect. In the case of such a disputed account, the Buyers shall immediately return the account to the Seller prior to expiration of the Collection Period. If the Buyers return a disputed account to the Seller, the Buyers shall have no further responsibility for its collection and may accept payment from the account debtor for advertising carried on the Stations after the Closing Date. At the end of the Collection Period, the Buyers will turn back to the Seller all of the accounts receivable of the Stations as of the Closing Date owing to the Seller which have not yet been collected, and the Buyers will thereafter have no further responsibility with respect to the collection of such receivables. During the Collection Period, the Buyers shall afford the Seller reasonable access to the accounts receivable "aging list." The Seller acknowledges and agrees that the Buyers are acting as collection agent hereunder for the sole benefit of the Seller and that Buyers have accepted such responsibility for the accommodation of the Seller. The Buyers shall not have any duty to inquire as to the form, manner of execution or validity of any item, document, instrument or notice deposited, received or delivered in connection with such collection efforts, nor shall the Buyers have any duty to inquire as to the identity, authority or rights of the persons who executed the same. The Seller shall indemnify Buyers and hold them harmless from and against any judgments, expenses (including attorney's fees) costs or liabilities which the Buyers may incur or sustain as a result of or by reason of such collection efforts, unless they result from Buyers' gross negligence or willful misconduct.

          E. CONSENTS. In the event any of the Assumed Contracts are not assignable or any consent to such assignment is not obtained on or prior to the Closing Date, and the Buyers elect to consummate the transactions contemplated herein despite such failure or inability to obtain such consent, the Seller shall continue to use commercially reasonable efforts to obtain any such assignment or consent after the Closing Date. Until such time as such assignment or approval has been obtained, the Seller will cooperate with Buyers in any lawful and economically feasible arrangement to provide that the Buyers shall receive the Seller's interest in the benefits under any such Assumed Contract, including performance by the Seller as agent, if economically feasible; provided, however, that the Buyers shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent that Buyers would have been responsible therefor if such consent or assignment had been obtained.

     7.   REMEDIES FOR BREACHES OF THIS AGREEMENT.

          A.   Survival. All of the representations and warranties contained in
Section 2 of this Agreement shall survive the Closing and continue in full force and effect for a period until eighteen (18) months following the Closing Date.

          B. Indemnification Provisions for the Benefit of the Buyers. Except as described below in SECTION 7(E) with respect to a breach of a warranty or covenant prior to the Closing Date, the Seller agrees to indemnify the Buyers from and against the entirety of any Adverse Consequences the Buyers may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

               i. any misrepresentation or breach of any of the Seller's representations or warranties, and covenants contained in this Agreement or in any Ancillary Agreement executed and/or delivered by the Seller (so long as the Buyers make a written claim for indemnification within the applicable survival period);

               ii. any breach or nonfulfillment of any agreement or covenant of the Seller contained herein or in any Ancillary Agreement;

               iii. any Liability of the Seller which is not an Assumed Liability; and/or

               iv. any Liability of the Buyers arising by operation of law (including under any bulk transfer law of any jurisdiction or under any common law doctrine of defacto merger or successor liability) which is not an Assumed Liability.

          C. Indemnification Provisions for the Benefit of the Seller. Except as described below in SECTION 7(E) with respect to a breach of a warranty or covenant prior to the Closing Date, the Buyers agree to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by (i) any misrepresentation or breach of any of the Buyers' representations or warranties contained in this Agreement or in any Ancillary Agreement executed and/or delivered by the Buyers (so long as the Seller makes a written claim for indemnification within the applicable survival period) or (ii) any breach or nonfulfillment of any agreement or covenant of the Buyers contained herein or in any Ancillary Agreement, or (iii) any Assumed Liability.

          D. SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the Buyers would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the Buyers shall be entitled, in lieu of bring suit at law for money damages, to seek an injunction or injunctions to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in SECTION 10(O) below). Each of the Parties acknowledges and agrees that not withstanding the provision in SECTION 7(E) with respect to the remedy of liquidated damages upon a breach of a warranty or covenant of this Agreement prior to the Closing, money damages would not be an adequate remedy for Buyers for a breach of any provision of this Agreement.

          E. LIQUIDATED DAMAGES. The Buyers and the Seller acknowledge that in the event that the transactions contemplated by this Agreement are not closed because of a default by the Buyers, the Adverse Consequences to the Seller as a result of such default may be difficult, if not impossible, to ascertain. Accordingly, in lieu of indemnification pursuant to Section 7(C), the Seller shall be entitled to receive from the Buyers for such default payment of Five Hundred Twenty Thousand Dollars ($520,000) as liquidated damages without the need for proof of damages, subject only to successfully proving in a court of competent jurisdiction that the Buyers materially breached this Agreement and that the transactions contemplated thereby have not occurred. Recovery of liquidated damages under this Section 7(e) shall be Seller's sole remedy for a failure of the transactions contemplated hereby to occur as a result of a material breach of the terms of this Agreement by the Buyers.

          F. MATTERS INVOLVING THIRD PARTIES. If any third party shall notify any Party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this SECTION 7, then the Indemnified Party shall notify the Indemnifying Party thereof promptly; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged as a result of such failure. In the event any Indemnifying Party notifies the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest), (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably), and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). In the event the Indemnifying Party does not notify the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, however, and/or in the event the Indemnifying Party shall fail to defend such claim actively and in good faith, then the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.

          G. LIMITATION OF LIABILITY. Notwithstanding anything in this Agreement to the contrary, after the Closing neither party shall indemnify or otherwise be liable to the other party from and after the Closing Date except to the extent that the Adverse Consequences suffered by the Identified Party, in the aggregate from all indemnifiable events shall exceed Twenty-Five Thousand Dollars ($25,000) and indemnification shall be made by the indemnifying party only to the extent of such excess over Twenty-Five Thousand Dollars ($25,000); provided however that the foregoing limitation shall not be applicable to: (i) the obligations of the Buyer to pay and discharge any Liability of the Seller to third parties from and after the Closing Date assumed by the Buyer under the terms of this Agreement; (ii) the obligation of the Seller to pay and discharge any Liability to third parties not assumed by the Buyer under the terms of this Agreement, or (iii) the Seller's obligation to deliver clear title to the Acquired Assets.

     8.   DEFINITIONS.

     "ACQUIRED ASSETS" means all right, title, and interest in and to all of the assets of the Seller, other than Retained Assets that are used or useful in the operation of the Stations, wherever located, including but not limited to all of its (a) leaseholds and other interests of any kind therein, improvements, fixtures, and fittings thereon (such as towers and antennae), and easements, rights-of-way, and other appurtenances thereto); (b) tangible personal property (such as fixed assets, computers, data processing equipment, electrical devices, monitoring equipment, test equipment, switching, terminal and studio equipment, transmitters, transformers, receivers, broadcast facilities, furniture, furnishings, inventories of compact disks, records, tapes and other supplies, vehicles) and all assignable warranties with respect thereto; (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions; (d) rights under orders and agreements (including those Barter Agreements and Advertising Contracts identified on the Disclosure Schedule) now existing or entered into in the Ordinary Course of Business for the sale of advertising time on the Stations; (e) Assumed Contracts, indentures, Security Interests, guaranties, other similar arrangements, and rights thereunder; (f) call letters of the Stations, jingles, logos, slogans, and business goodwill of the Stations; (g) claims, deposits, prepayments, refunds, causes of action, chooses in action, rights of recovery (including rights under policies of insurance), rights of set off, and rights of recoupment; (h) Licenses and similar rights obtained from governments and governmental agencies; and (i) FCC logs and records and all other books, records, ledgers, logs, files, documents, correspondence, advertiser lists, all other lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, program production materials, studies, reports, and other printed or written materials; and (j) goodwill of the Stations.

     "ADVERSE CONSEQUENCES" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including all reasonable attorneys' fees and court costs.

     "ADVERTISING CONTRACTS" has the meaning set forth in Section 2(s), above.

     "AFFILIATE" means with reference to any person or entity, another person or entity controlled by, under the control of or under common control with that person or entity.

     "ASSIGNMENT APPLICATION" has the meaning set forth in Section 4(b) above.

     "ASSUMED CONTRACTS" means the Leases, the Barter Agreements, the Advertising Contracts and those contracts identified on Section 2(k) of the Disclosure Schedule as those to be assumed by Broadcasting.

     "ASSUMED LIABILITIES" means (a) obligations of the Seller which accrue after the Closing Date under the Assumed Contracts and(b) obligations of Seller which accrue after the Closing Date, if any, under other contracts entered into between the date of the Agreement and the Closing Date which Buyers agree in writing to assume. The Assumed Liabilities shall not include any Retained Liabilities.

     "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     "BUYERS" has the meaning set forth in the preface above.

     "CASH" means cash and cash equivalents determined in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

     "CLOSING" has the meaning set forth in SECTION 1(D) above.

     "CLOSING DATE" has the meaning set forth in SECTION 1(D) above.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of the Seller.

     "DISCLOSURE SCHEDULE" has the meaning set forth in Section 1 above.

     "EARNEST MONEY DEPOSIT" has the meaning set forth in Section 1(c) above.

     "EARNEST MONEY ESCROW AGREEMENT" has the meaning set forth in Section 1(c) above.

     "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multi-employer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

     "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA Sec.
3(2).

     "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA Sec.
3(1).

     "ENVIRONMENTAL LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1899, or the Emergency Planning and Community Right-to-Know Act of 1986 (each as amended), or any other law of any federal, state, local, or foreign government or agency thereof (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, or pollution or protection of the environment, including, without limitation, laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ESCROW AGENT" means Media Services Group.

     "EXTREMELY HAZARDOUS SUBSTANCE" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

     "FCC" means the Federal Communications Commission of the United States.

     "FCC LICENSES" means the licenses, permits and other authorizations, including any temporary waiver or special temporary authorization, issued by the FCC to the Seller in connection with the conduct of the business and operation of the Stations.

     "FINAL ORDER" means an action by the FCC as to which: (a) no request for stay by the FCC is pending, no such stay is in effect, and any deadline for filing a request for any such stay has passed; (b) no appeal, petition for rehearing or reconsideration, or application for review is pending before the FCC and the deadline for filing any such appeal, petition or application has passed; (c) the FCC has not initiated reconsideration or review on its own motion and the time in which such reconsideration or review is permitted has passed; and (d) no appeal to a court, or request for stay by a court, of the FCC's action is pending or in effect, and the deadline for filing any such appeal or request has passed.

     "FINANCIAL STATEMENTS" has the meaning set forth in SECTION 2(E) above.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "INDEMNIFIED PARTY" has the meaning set forth in SECTION 7(D) above.

     "INDEMNIFICATION ESCROW AGREEMENT" has the meaning set forth in Section 1(f) above.

     "INDEMNIFYING PARTY" has the meaning set forth in SECTION 7(D) above.

     "INTELLECTUAL PROPERTY" means all (a) patents, patent applications, patent disclosures, and improvements thereto, (b) trademarks, service marks, trade dress, call letters, logos, trade names, and corporate names and registrations and applications for registration thereof, (c) all programs, programming materials, copyrights and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data, and documentation, (f) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, market and other research information, drawings, specifications, designs, plans proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (g) other proprietary rights, and (h) copies and tangible embodiments thereof (in whatever form or medium).

     "KNOWLEDGE" means actual knowledge after reasonable investigation.

     "LEASES" means those real estate leases to which Seller is a party governing Seller's studios and AM and FM tower sites, as described in SECTION 2(I) of the Disclosure Schedule.

     "LIABILITY" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "LICENSES" means all FCC and other governmental licenses, franchises, approvals, certificates, authorizations and rights of the Seller with respect to the operations of the Stations and all applications therefor, together with any renewals, extension or modifications thereof and additions thereto.

     "MULTI-EMPLOYER PLAN" has the meaning set forth in ERISA Sec. 3(37).

     "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "PARTY" has the meaning set forth in the preface above.

     "PERMITTED ENCUMBRANCES" shall mean (a) encumbrances for Taxes, assessments or other governmental charges or levies not yet due; (b) statutory liens of landlords or liens of carriers, warehousemen, mechanics, material men and other liens for amounts not yet due which liens are imposed by law and created in the Ordinary Course of Business; (c) liens incurred or deposits made in the Oridnary Course of Business in connection with workers' compensation, unemployment insurance or other types of social security; (d) minor defects of title, easements, right of way restrictions and other similar encumbrances not materially detracting from the value of the Acquired Assets or interfering with the ordinary conduct of business of Seller.

     "PROHIBITED TRANSACTION" has the meaning set forth in ERISA Section 406 and Code Section 4975.

     "PURCHASE PRICE " has the meaning set forth in SECTION 1(C) above.

     "REAL ESTATE" means the real estate, building, fixtures and improvements which are the subject of the Leases.

     "REPORTABLE EVENT" has the meaning set forth in ERISA Section 4043.

     "RETAINED ASSETS" means (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, capitalization, and existence of the Seller as a corporation, and duplicate copies of such records as are necessary to enable Seller to file Tax returns and reports; (ii) any of the rights of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyers on the other hand entered into on or after the date of this Agreement); (iii) accounts, notes and other receivables of the Seller; and (iv) Cash.

     "RETAINED LIABILITIES" means any obligations or Liabilities of the Seller other than Assumed Liabilities, including but not limited to: (i) any Liability relating to the ownership or operation of the Stations prior to the Closing;
(ii) any Liability of the Seller for income, transfer, sales, use, and other Taxes arising in connection with the consummation contemplated hereby (except as set forth in Section 10(k) with respect to transfer and sales taxes and recording and similar fees); (iii) any Liability of the Seller for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated hereby (except as set forth in Section 4(i) relating to Surveys, title commitments and environmental audits and Section 4(b) with regard to the Assignment Application; or (iv) any Liability or obligation of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyers on the other hand entered into on or after the date of this Agreement).

     "SECURITY INTEREST" means any mortgage, pledge, security interest, encumbrance, charge, or other lien, other than Permitted Encumbrances.

     "SELLER" has the meaning set forth in the preface above.

     "STATIONS" means the radio broadcast stations having the call letters WEAS(AM) and WEAS-FM, licensed by the FCC to operate in Savannah, Georgia.

     "SUBSIDIARY," with respect to any person, means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which ) 50% or more of (i) the outstanding capital stock or other equity interest having voting power to elect a majority of the Board of Directors of such corporation or persons having a similar role as to an entity that is not a corporation, (ii) the interest in the profits of such partnership or joint venture, or (iii) the beneficial interest of such trust or estate are at such time directly or indirectly owned by such person or one or more of such person's Subsidiaries.

     "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     9.   TERMINATION.

          (a) TERMINATION OF AGREEMENT. Certain of the Parties may terminate this Agreement as provided below:

               i. the Buyers and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

               ii. the Buyers may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event the Seller is in material breach of any representation, warranty, or covenant contained in this Agreement; provided, however, that if such breach is capable of being cured, such breach also remains uncured for twenty (20) days after notice of breach is received by the Seller from the Buyers;

               iii. the Seller may terminate this Agreement by giving written notice to the Buyers at any time prior to the Closing in the event the Buyers are in material breach of any representation, warranty, or covenant contained in this Agreement; provided, however that if such breach is capable being cured, such breach remains uncured for twenty (20) days after notice of breach is received by the Buyers from the Seller;

               iv. the Buyers may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if the Closing shall not have occurred on or before the 270th day following the date of this Agreement by reason of the failure of any condition precedent under SECTION 5(A) hereof (unless the failure results primarily from the Buyers themselves breaching any representation, warranty, or covenant contained in this Agreement);

               v. the Seller may terminate this Agreement by giving written notice to the Buyers at any time prior to the Closing if the Closing shall not have occurred on or before the 270th day following the date of this Agreement by reason of the failure of any condition precedent under SECTION 5(B) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement);

               vi. the Buyers or the Seller may terminate this Agreement if any Assignment Application is denied by Final Order, or designated for evidentiary hearing; and

               vii the Buyers or the Seller may terminate this Agreement if the Department of Justice or the Federal Trade Commission initiates an investigation of the transaction under the Hart-Scott-Rodino Act, and the actual or estimated expenses of the Buyers or Seller to comply with the investigation exceed Fifty Thousand Dollars ($50,000), as described in
     SECTION 4(D) above.

          (B) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 9(a) above, all obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

     10.  MISCELLANEOUS.

          A. PRESS RELEASES AND ANNOUNCEMENTS. No Party shall issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party will advise the other Party prior to making the disclosure).

          B. NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

          C. ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

          D. SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, PROVIDED that (i) either party may assign all of their right, title and interest in, to and under this Agreement to one or more Affiliates, and (ii) Buyers may assign their indemnification claims and their rights under the warranties and representations of the Sellers to the financial institution(s) providing financing to the Buyers in connection with this transaction.

          E. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          F. HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          G. NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing and shall be considered to be given and received in all respects when hand delivered, when delivered via prepaid express or courier delivery service, when sent by facsimile transmission actually received by the receiving equipment or three (3) days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested, in each case addressed to the intended recipient as set forth below:

          IF TO THE SELLER:

          Ocmulgee Broadcasting Co., Inc.
          2201 Bruce Drive
          East Beach
          St. Simon's Island, Georgia 31522
          Phone: (912) 634-0370
          Fax: (912) 634-8280
          Attention: Edward Esserman

          Copy to:

          Leventhal, Senter & Lerman
          2000 K Street, NW
          Suite 600
          Washington, DC 20006-1809
          Phone: (202) 416-6762
          Fax: (202) 293-7783
          Attention: Sally A. Buckman, Esquire

          (which copy shall not constitute notice to Seller)

          IF TO THE BUYERS:

          Cumulus Broadcasting, Inc.
          Cumulus Licensing Corp.
          c/o QUAESTUS Management Corp.
          330 E. Kilbourn Avenue, Suite 250
          Milwaukee, WI 53202
          Attn: Terrence J. Leahy
          Fax: (414) 283-4505

          With a copy to:

          Cumulus Broadcasting, Inc.
          Cumulus Licensing Corp.
          875 N. Michigan Avenue
          Suite 3650
          Chicago, Illinois 60611
          Attn: Richard J. Bonick
          Fax: (312) 867-0098

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

          H. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Georgia.

          I. AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyers and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          J. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

          K. EXPENSES. The Buyers and the Seller, will each bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, other than as set forth in Section 4(b) with regard to the Assignment Applications and as set forth in Section 4(o) with respect to title commitments. The Seller will pay all income taxes. The Seller and the Buyers will each pay one-half (1/2) of any transfer or sales taxes and other recording or similar fees necessary to vest title to each of the Acquired Assets in the Buyers.

          L. CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

          M. INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

          N. SUBMISSION TO JURISDICTION. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Savannah, Georgia, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10(g) above. Nothing in this Section 10(n), however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

     O. LIKE KIND EXCHANGE. If requested by the Seller, Buyers shall cooperate in good faith with the Seller, execute such documents and consummate such transaction(s) as may be reasonably requested by the Seller to enable Seller to qualify the exchange of the Acquired Assets for other like-kind property under the provisions of Section 1031 of the Internal Revenue Code of 1986, as amended, provided that the buyers shall acquire the Acquired Assets subject to and with the full benefit of all of the representations and warranties of the Seller as provided herein.

                                      * * * * *

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.



CUMULUS BROADCASTING, INC.

By:
   ----------------------------

-------------------------------
(Printed)

Title:
      -------------------------


CUMULUS LICENSING CORPORATION

By:
   ----------------------------

-------------------------------
(Printed)

Title:
      -------------------------


OCMULGEE BROADCASTING CO., INC.

By:
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                                      SCHEDULE A

     PURCHASE PRICE. The Buyers agree to pay to the Seller, as consideration for the Acquired Assets, the amount of Five Million Two Hundred Fifty Thousand and no/100 Dollars ($5,250,000.00), payable as follows:

          (i) on the date of this Agreement, the Buyers will deposit with the Escrow Agent the amount of Two Hundred Sixty-Two Thousand Five Hundred and no/100 Dollars ($262,500.00) (the "EARNEST MONEY DEPOSIT") in the form of an irrevocable letter of credit from Lehman Commercial Paper, Inc.; and

          (ii) on the Closing Date, the Buyers shall pay to the Seller the amount of Five Million Two Hundred Thousand and no/100 ($5,200,000.00), with adjustments as provided specifically in this Agreement.

The Earnest Money Deposit referenced in this SCHEDULE A shall be placed in escrow with the Escrow Agent pursuant to an escrow agreement in the form attached hereto as EXHIBIT A (the "EARNEST MONEY ESCROW AGREEMENT"), and shall be disbursed to Seller or returned to Buyer as provided in the Earnest Money Escrow Agreement.
















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